UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 5, 2013

Chesapeake Utilities Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware		19904
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	302.734.6799

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 with respect to the Note Agreement is incorporated herein in its entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 5, 2013, Chesapeake Utilities Corporation (the "Company") entered into a Note Purchase Agreement (the "Note Agreement") with PAR U Hartford Life & Annuity Comfort Trust, The Prudential Insurance Company of America, The Gibraltar Life Insurance Co., Ltd., The Penn Mutual Life Insurance Company, Thrivent Financial for Lutherans, United of Omaha Life Insurance Company, and Companion Life Insurance Company (collectively, the "Note Holders"). Under the terms of the Note Agreement, the Company will issue $70 million in aggregate of unsecured Senior Notes to the Note Holders. Series A of the unsecured Senior Notes ("Series A Notes"), with an aggregate principal amount of $20 million, will be issued on December 16, 2013. Series B of the unsecured Senior Notes ("Series B Notes" and collectively with Series A Notes, the "Notes"), with an aggregate principal amount of $50 million, will be issued on May 15, 2014. The proceeds received from the issuances of the Notes will be used to reduce short-term borrowings under the Company’s lines of credit and fund capital expenditures. The following is a summary of the material terms to which the Notes are subject:

Principal Payments and Maturity Dates: Series A Notes require annual principal payments of $2.0 million commencing on December 16, 2019. The entire outstanding principal balance of the Series A Notes is due and payable on December 16, 2028. Series B Notes require annual principal payments of $5.0 million commencing on May 15, 2020. The entire outstanding principal balance of the Series B Notes is due and payable on May 15, 2029.

Interest: Series A Notes bear interest at the rate of 3.73% per annum. Semiannual payments are due on June 16 and December 16 of each year, commencing on June 16, 2014. All accrued but unpaid interest due under the Series A Notes is payable on December 16, 2028. Series B Notes bear interest at the rate of 3.88% per annum. Semiannual payments are due on May 15 and November 15 of each year, commencing on November 15, 2014. All accrued but unpaid interest due under the Series B Notes is payable on May 15, 2029.

Prepayment, Acceleration and Events of Default: The Company may be required to prepay the entire outstanding principal balance of the Note, and all accrued but unpaid interest thereon, if (i) the aggregate net book value of all the assets that are used in the regulated utilities business segments of the Company and its subsidiaries is less than 50% of Consolidated Total Assets of the Company and its subsidiaries; and (ii) the holder of such Note declares it to be due and payable. The Company may, at its option, prepay the Notes in whole or in part at any time upon payment of a prepayment premium, subject to certain payment amount limitations and notice requirements set forth in the Note Agreement. The Notes may be accelerated by one or more of the Note Holders upon the occurrence of payment defaults of the Notes, certain other indebtedness and obligations of the Company, and other events of default. The Notes are automatically accelerated upon the occurrence of any bankruptcy, insolvency or similar event. The Note Agreement includes customary events of default to which the Notes are subject, including payment default on the Notes and certain other indebtedness and obligations of the Company and bankruptcy, insolvency or similar events.

Covenants: The Note Agreement sets forth certain business and financial covenants to which the Company is subject, including covenants that limit or restrict the Company and its subsidiaries to incur indebtedness and to incur certain liens and encumbrances on any of its property.

The Note Agreement and the Notes are not being filed herewith pursuant to Item 601(b)(4)(v) of Regulation S-K under the Securities Act of 1933, as amended. The Company agrees to furnish a copy of the Note Agreement and the Notes to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

September 10, 2013	By:	Beth W. Cooper

Name: Beth W. Cooper
Title: Senior Vice President and Chief Financial Officer